Exhibit 10.17

August 2, 2006

Meda AB

Box 906

Pipers vag 2A

17009

Solna, Sweden

Attention: Anders Lonners, CEO

Dear Anders:

This letter will confirm our agreement with Meda that neither BDSI, Arius nor Arius Two will take any action to terminate, by mutual agreement with a third party, any agreement which would cause a termination of Meda’s rights under the License and Development Agreement and each document, instrument, agreement, license and/or sublicense related thereto, unless provision is made for Meda’s rights under the License and Development Agreement to continue undisturbed.

Very Truly Yours,

BioDelivery Sciences International, Inc.

By:	/s/ Mark A. Sirgo

Arius Pharmaceuticals, Inc.

By:	/s/ Mark A. Sirgo

Arius Two, Inc.

By:	/s/ Mark A. Sirgo